Exhibit 99.1

Media Contact	January 23, 2008

HealthSouth: Andy Brimmer, 205-410-2777

HEALTHSOUTH SIGNS AGREEMENT TO SELL CORPORATE CAMPUS TO DANIEL CORPORATION

Reaffirms Commitment to Remain in Birmingham

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today signed a definitive agreement to sell its corporate campus, located in Birmingham, Ala., which consists of a 200,000 square-foot corporate headquarters building, the 85-acre corporate campus on which the headquarters sits, and the 19-acre tract of land contiguous to the corporate campus that includes an incomplete 13-story building formerly called the “Digital Hospital” to Daniel Corporation, a Birmingham-based, full-service real estate organization, for $43.5 million in cash and a 40% residual interest in the “Digital Hospital.”

The execution of this agreement is another step in HealthSouth's plan, announced in August 2006, to deleverage the company and reposition it for growth as a pure-play, post-acute care provider with a focus on inpatient rehabilitation. Proceeds from this transaction, scheduled to close by the end of the first quarter, will be used to pay down a portion of the company’s long-term debt.

“We are very pleased to have signed this definitive agreement with the Birmingham-based company, Daniel Corporation,” said HealthSouth President and CEO Jay Grinney, “Following the divestiture of our three non-core business segments, we have focused on paying down our debt, reducing our corporate overhead costs and relocating into more efficient office space. In addition to paying down a portion of our debt with these proceeds, this sale also will help reduce our annual corporate operating expenses as we move forward.”

Under the terms of the agreement, HealthSouth has entered into a long-term lease arrangement to maintain its corporate headquarters on the corporate campus. Additional details of the agreement were not disclosed.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitation services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the health care company of choice for its patients, employees, physicians and shareholders and can be found on the Web at www.healthsouth.com.

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